Exhibit 5.2

Robert W. Phillips

+1 415 693 2020

rphillips@cooley.com

March 29, 2019

Syndax Pharmaceuticals, Inc.

35 Gatehouse Drive, Building D, Floor 3

Waltham, MA 02451

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Syndax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of (i) 228,373 shares (the “Shares”) of common stock of the Company (the “Common Stock”) and (ii) Series 1 warrants (the “Series 1 Warrants”) and Series 2 warrants (the “Series 2 Warrants,” collectively with Series 1 Warrants, the “Warrants”) to purchase up to 228,373 shares of Common Stock (the “Warrant Shares”), all pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333- 217172) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated March 28, 2019, filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (together with the Base Prospectus, the “Prospectus.”) The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of Series 1 Warrant and the form of Series 2 Warrant, each as to be filed as an exhibit to a current report of the Company on Form 8-K, the Company’s certificate of incorporation and bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

With regard to our opinion regarding the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Warrants, of the Company cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)    Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)    Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice,

COOLEY LLP 101 CALIFORNIA STREET 5TH FLOOR SAN FRANCISCO, CA 94111-5800

T: (415) 693-2000 F: (415) 693-2222 COOLEY.COM

Syndax Pharmaceuticals, Inc.

March 29, 2019

Page Two

opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, or (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

COOLEY LLP 101 CALIFORNIA STREET 5TH FLOOR SAN FRANCISCO, CA 94111-5800

T: (415) 693-2000 F: (415) 693-2222 COOLEY.COM

Syndax Pharmaceuticals, Inc.

March 29, 2019

Page Three

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or of any changes in applicable law.

Sincerely,
Cooley LLP

By:	/s/ Robert W. Phillips
Robert W. Phillips

COOLEY LLP 101 CALIFORNIA STREET 5TH FLOOR SAN FRANCISCO, CA 94111-5800

T: (415) 693-2000 F: (415) 693-2222 COOLEY.COM